Exhibit 10.7

July 21, 2020

SHARE SUBSCRIPTION AGREEMENT

concerning Series E Shares in

Spark Education Limited

SHARE SUBSCRIPTION AGREEMENT

DATED July 21, 2020

AMONG

(1)

Spark Education Limited, a company incorporated in the Cayman Islands with its registered office located at Suite #4-210, Governors Square, 23 Lime Tree Bay Avenue, PO Box 32311, Grand Cayman KY1-1209, Cayman Islands (the “Company”);

(2)

Spark Education (HongKong) Limited, a company incorporated in the Hong Kong with its registered office located at Unit 806, 8/F, Tower II, Cheung Sha Wan Plaza, 833 Cheung Sha Wan Road, Kowloon, Hong Kong (the “HK Co”);

(3)

Beijing Spark Education and Technology Co., Ltd. (北京火花思维教育科技有限公司), a limited liability company incorporated in the PRC with its registered office located at Room B306, floor 3, building B, No.101, Wangjing Lize Zhongyuan, Chaoyang District, Beijing (the “Beijing WFOE”);

(4)

Tianjin Spark Education and Technology Co., Ltd. (天津火花思维教育科技有限公司), a limited liability company incorporated in the PRC with its registered office located at 1-1702-a-60, Yanzhao Building, Tianjin Pilot Free Trade Zone (the “Tianjin WFOE”, together with “Beijing WFOE”, collectively, the “WFOEs”);

(5)

Beijing Xingengyuan Technology Ltd. (北京心更远科技发展有限公司), a limited liability company incorporated in the PRC with its registered office located at Room B202, Block B, No.101 of Wangjing Lize Zhongyuan, Chaoyang District, Beijing (the “Domestic Company”);

(6)

Beijing Spark Juli Education Consulting Co., Ltd. (北京火花聚力教育咨询有限公司), a limited liability company incorporated in the PRC with its registered office located at Room B303, Block B, No.101 of Wangjing Lize Zhongyuan, Chaoyang District, Beijing (the “Beijing Co”);

(7)

Wuhan Spark Education Consulting Co., Ltd. (武汉火花思维教育咨询有限公司), a limited liability company incorporated in the PRC with its registered office located at 13 / F, Building A4, Guanggu Financial Port, No.77, Guanggu Avenue, East Lake Hi-tech Development Zone, Wuhan (the “Wuhan Co”, together with “Beijing Co”, collectively, the “Domestic Subsidiaries”);

(8)	the parties listed in Schedule 1 (the “Investors” and each an “Investor”); and

(9)	the parties listed in Schedule 2 (the “Founder Parties”, and each a “Founder Party”).

Each of the parties listed above is referred to herein individually as a “Party” and collectively as the “Parties”.

WHEREAS

(A)

The Company has entered into certain share repurchase agreement (the “Share Repurchase Agreement”) with SGH Limited and Hike (collectively, the “Transferors”, and each a “Transferor”), pursuant to which the Company agrees to repurchase from the Transferors, and the Transferors agree to sale and transfer to the Company (the “Repurchase”), a total of 2,892,803 Ordinary Shares and 832,465 Series B Shares at the aggregate consideration of US$10,000,000.50.

(B)

Immediately prior to the Completion, the Company has an authorized capital of US$80,000 divided into (i) 630,303,889 Ordinary Shares of a par value of US$0.0001 per share, among which (a) 579,895,508 Class A Ordinary Shares of a par value of US$0.0001 per share, 11,449,071 of which are issued and outstanding; (b) 50,408,381 Class B Ordinary Shares of a par value of US$0.0001 per share, all of which are issued and outstanding; (ii) 22,973,381 Series A Shares of a par value of US$0.0001 per share, all of which are issued and outstanding; (iii) 30,162,301 Series B Shares of a par value of US$0.0001 per share, all of which are issued and outstanding; (iv) 33,367,574 Series B+ Shares of a par value of US$0.0001 per share, all of which are issued and outstanding; (v) 29,167,458 Series C Shares of a par value of US$0.0001 per share, all of which are issued and outstanding; (vi) 45,613,502 Series D Shares of a par value of US$0.0001 per share, all of which are issued and outstanding; and (vii) 8,411,895 Series D+ Shares of a par value of US$0.0001 per share, all of which are issued and outstanding. All issued and outstanding shares have been fully paid (or credited as fully paid). The capitalization of the Company immediately prior to the Completion Date is set out in Part A of Exhibit B hereto. Further particulars of the Group Companies and the Founder Parties are set out in Schedule 2 and Schedule 3. The Company has adopted an employee share option plan (the “ESOP”), under which the Company has reserved a total of 29,183,325 Class A Ordinary Shares, representing 11.3535% of the fully-diluted capitalization of the Company for issuance of restricted shares or issuance of shares pursuant to share options granted under the ESOP, of which 3,693,409 Class A Ordinary Shares has been issued to and held in trust by Venus Mission Limited, the Founder Holdco wholly owned by Luo Jian (“Founder Holdco ESOP Shares”).

(C)

The Company hereby agrees to issue and sell to the Investors and each of the Investors hereby agrees to, severally but not jointly, subscribe for and purchase from the Company the Subscription Shares (as defined below) pursuant to the terms and conditions of this Agreement.

(D)	NOW IT IS HEREBY AGREED as follows:

1.	INTERPRETATION

1.1	In this Agreement, including the Recitals and the Schedules, the following expressions shall, except where the context otherwise requires, have the following meanings:

“Action” has the meaning ascribed to it in Clause 11 of Schedule 4.

“Agreement” means this Share Subscription Agreement;

“Affiliate” means, with respect to a Person, any other Person that, directly or indirectly, Controls, is Controlled by or is under common Control with such Person. In the case of a natural person, the Affiliate also includes (i) such Person’s spouse, parents, children, siblings, mother-in-law, father-in-law, brothers-in-law and sisters-in-law; and (ii) any trust Controlled by or held for the benefit of such Person. The term “affiliated” has the meaning correlative to the foregoing;

“Anti-Corruption Laws” means any anti-bribery or anti-corruption Laws (including Laws that prohibit the corrupt payment, giving, offer, promise, or authorization of the payment or transfer of anything of value (including gifts or entertainment), directly or indirectly, to any Government Official, commercial entity or any other Person to obtain a business advantage) applicable to the Group and its operations from time to time, including without limitation (i) the U.S. Foreign Corrupt Practices Act of 1977, (ii) the UK Bribery Act of 2010, (iii) any legislation adopted in furtherance of the OECD Convention on Combating Bribery of Foreign Public Officials in International Business Transactions, and (iv) any similar Laws in any other jurisdiction in which any entity of the Group operates, in each case as amended from time to time;

“Anti-Corruption Prohibited Activity” means offering, paying, promising to pay or authorizing the payment of any money or the giving of anything of value to any Government Official, or to any other Person, for the purpose of (i) influencing any act or decision of such Government Official in his official capacity, (ii) inducing such Government Official to do or omit to do any act in relation to his lawful duty, (iii) securing any improper advantage, or (iv) inducing such Government Official to influence of affect any act or decision of any Governmental Authority, in each case, in order to assist the Person carrying out such activity in obtaining or retaining business for or with, or in directing business to, any Person, or any other activity prohibited by any Anti-Corruption Laws;

“Anti-Money Laundering Laws” means any anti-money laundering-related Laws and codes of practice applicable to the Group and its operations from time to time, including without limitation (i) the EU Anti-Money Laundering Directives and any laws, decrees, administrative orders, circulars, or instructions implementing or interpreting the same, and (ii) the applicable financial recordkeeping and reporting requirements of the U.S. Currency and Foreign Transaction Reporting Act of 1970;

“Applicable Law(s)” or “Law(s)” means and includes statutes, enactments, acts of legislature or the parliament, laws, regulations, ordinances, notifications, rules, judgments, Orders, decrees, by-laws, approvals from the concerned authority (including a Governmental Authority), resolutions, directives, guidelines, policies, requirements, or other governmental restrictions or any similar form of decision of, or determination by, or any interpretation or adjudication having the force of law of any of the foregoing, by any concerned Governmental Authority having jurisdiction over the matter in question;

“Associate” means, with respect to any Person, (1) a corporation or organization (other than the Group Companies) of which such Person is an officer or partner or is, directly or indirectly, the record or beneficial owner of ten percent (10%) or more of any class of Equity Securities of such corporation or organization, (2) any trust or other estate in which such Person has a substantial beneficial interest or as to which such Person serves as trustee or in a similar capacity, or (3) any child, brother, sister, parent or spouse of such Person, or any child, brother, sister, parent of the spouse;

“Balance Sheet Date” has the meaning ascribed to it in Clause 16 of Schedule 4;

“Beijing Co” has the meaning ascribed to it in the preamble;

“Beijing WFOE” has the meaning ascribed to it in the preamble;

“Board” or “Board of Directors” means the board of directors of the Company;

“Business” means the live online educational courses for children aged 3-12 conducted by the Company, its consolidated subsidiaries and the PRC Companies;

“Business Day” means any day, other than a Saturday, Sunday or other day on which the commercial banks in Cayman Islands, the U.S.A., Hong Kong or PRC are authorized or required to be closed for the conduct of regular banking business;

“CFC” has the meaning ascribed to it in Clause 6.2(a);

“Circular No. 7” has the meaning ascribed to it in Clause 6.25;

“Class A Ordinary Share” means the class A ordinary shares in the capital of the Company with a par value of US$0.0001 per share having the rights set out in the Restated M&A.

“Class B Ordinary Share” means the class B ordinary shares in the capital of the Company with a par value of US$0.0001 per share having the rights set out in the Restated M&A.

“Code” has the meaning ascribed to it in Clause 6.2(a);

“Completion” has the meaning ascribed to it in Clause 4.1(a);

“Completion Date” has the meaning ascribed to it in Clause 4.1(a);

“Conditions” means the conditions precedent to the Completion set out in Clause 2;

“Consents” includes an approval, authorisation, exemption, filing, licence, order, permission, permit, recording or registration, certificate or declaration, or report or notice to, any Person, including any governmental authority;

“Constitutional Documents” has the meaning ascribed to it in Clause 13 of Schedule 4;

“Control”, “Controls”, “Controlled” (or any correlative term) means the possession, directly or indirectly, of the power to direct or cause the direction of the management of a Person, whether through the ownership of voting securities, by contract, credit arrangement or proxy, as trustee, executor, agent or otherwise. For the purpose of this definition, a Person shall be deemed to Control another Person if such first Person, directly or indirectly, owns or holds more than 50% of the voting equity interests in such other Person;

“Conversion Shares” means the Class A Ordinary Shares issuable upon conversion of any Series E Shares;

“Disclosing Party” has the meaning ascribed to it in Clause 12.3;

“Domestic Company” has the meaning ascribed to it in the preamble;

“Domestic Subsidiaries” has the meaning ascribed to it in the preamble;

“Environmental Claim” has the meaning ascribed to it in Clause 19 of Schedule 4;

“Environmental Laws” has the meaning ascribed to it in Clause 19 of Schedule 4;

“ESOP” has the meaning ascribed to it in the recitals;

“Equity Securities” means, with respect to any Person that is a legal entity, any and all shares of capital stock, membership interests, units, profits interests, ownership interests, equity interests, registered capital, and other equity securities of such Person, and any right, warrant, option, call, commitment, conversion privilege, preemptive right or other right to acquire any of the foregoing, or security convertible into, exchangeable or exercisable for any of the foregoing;

“Event of Force Majeure” has the meaning ascribed to it in Clause 19;

“Exhibits” mean the exhibits of this Agreement;

“Export Control Laws” means the U.S. Export Administration Act, U.S. Export Administration Regulations, U.S. Arms Export Control Act, U.S. International Traffic in Arms Regulations, and their respective implementing rules and regulations and the U.K. Export Control Act 2002 (as amended and extended by the Export Control Order 2008) and its implementing rules and regulations;

“Financial Statements” has the meaning ascribed to it in Clause 16 of Schedule 4;

“FCPA” has the meaning ascribed to it in Clause 6.11;

“Founder” or “Founders” has the meaning set forth in Schedule 2;

“Founder Holdco” or “Founder Holdcos” has the meaning set forth in Schedule 2;

“Founder Holdco ESOP Shares” has the meaning ascribed to it in the recitals;

“Founder Party” or “Founder Parties” has the meaning ascribed to it in the preamble;

“Fun Kingdom” means Fun Kingdom Limited;

“Government” or “Governmental Authority” means: (a) any supranational, national, state, city, municipal, county or local government, governmental authority or political subdivision thereof; (b) any agency or instrumentality of any of the authorities referred to in (a) above; (c) any regulatory or administrative authority, body or other similar organization, to the extent that the rules, regulations, standards, requirements, procedures or orders of such authority, body or other organization have the force of Law; (d) any court or tribunal having jurisdiction; or (e) the governing body of any stock exchange(s);

“Government Official” means any officer, employee or other person acting in an official capacity on behalf of (a) any Governmental Authority or any department or agency of a Government, including elected officials, judicial officials, civil servants and military personnel, children, spouses, siblings or parents of a Government Official; (b) any public international organization, such as the World Bank; (c) any company, business or instrumentality that is owned or Controlled by a Governmental Authority; and (d) any political party, as well as candidates for political office;

“GGV” means GGV VII Investments, L.L.C. and GGV VII Plus Investments, L.L.C.;

“GGV SSA” means the Share Subscription Agreement concerning Ordinary Shares and Series D Shares entered into by and among the Company, GGV, SCC Venture VII Holdco, Ltd., IDG China Venture Capital Fund IV L.P., IDG China IV Investors L.P., Lightspeed, Northern Light Venture Capital V, Ltd., Hike, LFC Investment Hong Kong Limited, GSR 2017 Opportunities (Singapore) Pte. Ltd. and certain other parties, dated as of July 30, 2019;

“Group Companies” means the Company, the HK Co, the PRC Companies, and their respective Subsidiaries from time to time, particulars of which are set out in Schedule 3;

“Group Company” means any one of the Group Companies;

“Group Company Contract” has the meaning ascribed to it in Clause 10 of Schedule 4;

“GSR” means GSR VENTURES VI (SINGAPORE) PTE. LTD.;

“Hike” means Hike Capital L.P.;

“HKIAC” has the meaning ascribed to it in Clause 17.3;

“Hong Kong” means the Hong Kong Special Administrative Region of the PRC;

“HK Co” has the meaning ascribed to it in the preamble;

“Indemnifiable Losses” has the meaning ascribed to it in Clause 7.1;

“Indemnitees” has the meaning ascribed to it in Clause 7.1 and “Indemnitee” means any one of them;

“Investor(s)” has the meaning ascribed to it in the preamble;

“Key Employees” means the employees as set forth in the Exhibit C of this Agreement;

“KKR” means ZETA ASIA HOLDINGS PTE. LTD.;

“KKR SSA ” means the Share Subscription Agreement concerning Series D Shares entered into by and among the Company, ZETA ASIA HOLDINGS PTE. LTD. and certain other parties, dated as of August 15, 2019;

“Lightspeed” means Lightspeed China Partners III, L.P.;

“Material Adverse Effect” means any event, occurrence, fact, condition, change or development that has had or could reasonably be expected to have, individually or in aggregate, (i) a material adverse effect on the business (as presently conducted and proposed to be conducted), assets (including intangible assets), affairs, liabilities, condition (financial or otherwise), properties, prospects or results of operations of the Group Companies, taken as a whole; (ii) material impairment of the ability of any Warrantor to perform the material obligations of such party under any Transaction Document; or (iii) material impairment of the validity or enforceability of this Agreement or any other Transaction Documents against any Warrantor;

“Materials of Environmental Concern” has the meaning ascribed to it in Clause 19 of Schedule 4;

“Non-Disclosing Parties” has the meaning ascribed to it in Clause 12.3;

“Onshore Transfer” has the meaning ascribed to it in Clause 2.1(l);

“Ordinary Shares” means Class A Ordinary Shares and Class B Ordinary Shares, collectively or any of them;

“Person” means any individual, sole proprietorship, partnership, firm joint venture, estate, trust, unincorporated organization, association, corporation, institution, public benefit corporation, entity or governmental authority or other entity of any kind or nature;

“PRC” means the People’s Republic of China;

“PRC Companies” means the WFOEs, the Domestic Company, the Domestic Subsidiaries and their respective Subsidiaries from time to time;

“PRC GAAP” has the meaning ascribed to it in Clause 16 of Schedule 4;

“Preferred Directors” has the meaning ascribed to it in the Shareholders’ Agreement;

“Preferred Shareholder” means any holder of Preferred Shares;

“Preferred Shares” means any of the preferred shares of the Company, including the Series A Shares, the Series B Shares, the Series B+ Shares, the Series C Shares, the Series D Shares, the Series D+ Shares and the Series E Shares;

“Proprietary Assets” has the meaning ascribed to it in Clause 9(a) of Schedule 4;

“Registered Intellectual Property” has the meaning ascribed to it in Clause 9(a) of Schedule 4;

“Relevant Period” has the meaning ascribed to it in Clause 6.1;

“Repurchase” has the meaning ascribed to it in the recitals;

“Restated M&A” means the ninth amended and restated memorandum and articles of association of the Company as set forth in Exhibit E of this Agreement, and any amendments thereto from time to time;

“Restructuring Documents” means (i) the Exclusive Business Cooperation Agreement entered into by and between the Beijing WFOE and the Domestic Company dated on January 3, 2017, (ii) the Equity Interest Pledge Agreement, Exclusive Option Agreement, Power of Attorney and Spousal Consents dated prior to or on the Completion Date entered into by and among the Beijing WFOE, the Domestic Company and Luo Jian (罗剑) or the spouse of Luo Jian (罗剑), (iii) the Equity Interest Pledge Agreement, Exclusive Option Agreement, Power of Attorney and Spousal Consents dated on November 12, 2018 entered into by and among the Beijing WFOE, the Domestic Company and Shan Zebing (单泽兵) or the spouse of Shan Zebing (单泽兵);

“Restriction Period” has the meaning ascribed to it in Clause 6.1 (a);

“Returns” has the meaning ascribed to it in Clause 18 (a) of Schedule 4;

“RMB” means Renminbi, the lawful currency of the People’s Republic of China;

“SAFE” means the PRC State Administration of Foreign Exchange;

“SAFE No. 37 Notice” means the Notice on Issues Relating to the Administration of Foreign Exchange in Overseas Investment, Fund-raising and Reverse Investment Activities of Domestic Residents Conducted via Offshore Special Purpose Companies (《国家外汇管理局关于境内居民通过特殊目的公司境外投融资及返程投资外汇管理有关问题的通知》) issued by the SAFE on July 14, 2014 and any of its implementing measures or guidelines, in relation to the transactions contemplated under this Agreement;

“Sanctioned Person” means (a) any Person that is the subject or target of Sanctions (including but not limited to any Person that is designated on the list of “Specially Designated Nationals and Blocked Persons” administered by the U.S. Treasury Department’s Office of Foreign Assets Control, or on any list of any economic or financial sanctions administered by the U.S. State Department, the United Nations, the European Union or any member state thereof, the United Kingdom, or any similar list maintained by, or public announcement of Sanctions designation made by, any applicable national economic sanctions authority), (b) any government, national, or resident of, or legal entity located in or organized under, the laws of a country or territory which is the subject of country- or territory-wide Sanctions (including without limitation Cuba, Iran, North Korea, Syria, or the Crimea region of Ukraine), (c) any Person who is owned 50% (fifty percent) or more, or Controlled, by any of the foregoing, or (d) any Person with whom business transactions, including exports and re-exports, would violate Sanctions;

“Sanctions” means all trade, economic and financial sanctions Laws administered, enacted or enforced from time to time by (i) the United States (including without limitation the Department of Treasury, Office of Foreign Assets Control and the United States Department of State), (ii) the European Union and enforced by its member states, (iii) the United Nations, (iv) the United Kingdom (including without limitation Her Majesty’s Treasury), or (v) any other similar Governmental Authority with regulatory authority over the Company or any Subsidiary from time to time;

“Schedules” means the schedules of this Agreement;

“Series A Shares” means series A redeemable convertible preferred shares of par value of US$0.0001 each in the capital of the Company;

“Series B Shares” means series B redeemable convertible preferred shares of par value of US$0.0001 each in the capital of the Company;

“Series B+ Shares” means series B+ redeemable convertible preferred shares of par value of US$0.0001 each in the capital of the Company;

“Series B+ SSA” means the Share Subscription Agreement concerning Series B+ Preferred Shares entered into by and among the Company, IDG China Venture Capital Fund IV L.P., IDG China IV Investors L.P., Hike, Lightspeed, GSR, Northern Light Venture Capital V, Ltd., SCC Venture VI Holdco, Ltd., Sequoia Capital CV IV Holdco, Ltd. and certain other parties, dated as of June 13, 2018;

“Series C Shares” means series C redeemable convertible preferred shares of par value of US$0.0001 each in the capital of the Company;

“Series D Shares” means series D redeemable convertible preferred shares of par value of US$0.0001 each in the capital of the Company;

“Series D+ Shares” means series D+ redeemable convertible preferred shares of par value of US$0.0001 each in the capital of the Company;

“Series E Shares” means series E redeemable convertible preferred shares of par value of US$0.0001 each in the capital of the Company;

“Shareholders’ Agreement” means the seventh amended and restated shareholders’ agreement to be entered into among the Investors, the Company, the HK Co, the PRC Companies, the Founder Parties and certain other parties thereto, substantially in the form and substance as set forth in Exhibit F of this Agreement;

“Shares” means all shares of the Company, including the Ordinary Shares, the Series A Shares, the Series B Shares, the Series B+ Shares, the Series C Shares, the Series D Shares, the Series D+ Shares and the Series E Shares;

“Share Repurchase Agreement” has the meaning ascribed to it in the recitals;

“Share Restriction Agreements” means the seventh amended and restated share restriction agreements to be entered into by and among the Investors, the Company, each of the Founder Parties respectively and certain other parties thereto, substantially in the form and substance as set forth in Exhibit I of this Agreement;

“Subpart F Income” has the meaning ascribed to it in Clause 6.2(a);

“Subscription Price” means US$128,000,000.11 for a total of 43,868,754 Series E Shares or US$2.91779431 per Series E Share;

“Subscription Shares” means a total of 43,868,754 Series E Shares to be issued to the Investors pursuant to this Agreement;

“Tax Indemnifiable Loss” has the meaning ascribed to it in Clause 7.2;

“Tianjin WFOE” has the meaning ascribed to it in the preamble;

“Transaction Documents” means this Agreement, the Shareholders’ Agreement, the Restated M&A, the Share Restriction Agreements, the Restructuring Documents, the exhibits attached to any of the foregoing and any other document, certificate, and agreement delivered in connection with the transactions contemplated hereby and thereby;

“Transferor(s)” has the meaning ascribed to it in the recitals;

“US$” or “US Dollar” means United States dollars, the lawful currency of the United States of America;

“Warranties ” means the representation, warranties and undertakings as set out in Clause 5 and Schedule 4;

“Warrantors” means the Founder Parties and the Group Companies collectively and “Warrantor” means any one of them;

“WFOEs” has the meaning ascribed to it in the preamble;

“WFOEs Capital Injection Amount” has the meaning ascribed to it in Clause 6.16; and

“Written Resolutions” means the written resolutions of the shareholders of the Company in form and substance satisfactory to the Investors where the shareholders of the Company agree to, among other things, amend the Memorandum and Articles of Association of the Company, and approve the terms and conditions of the Shareholders’ Agreement;

“Wuhan Co” has the meaning ascribed to it in the preamble.

1.2	In this Agreement:

(a)	references to recitals, Clauses, sub-Clauses, Schedules and Exhibits are to the Clauses and sub-Clauses of, and the recitals, Schedules and Exhibits to, this Agreement;

(b)

references to any statutory provision or any rule or regulation (whether or not having the force of law) shall be construed as references to the same as amended, varied, modified, consolidated or re-enacted from time to time and to any subordinate legislation made under such statutory provision;

(c)	references to parties are to parties of this Agreement;

(d)	words importing the singular include the plural and vice versa, words importing one gender include every gender, and references to persons include bodies corporate and unincorporated;

(e)	headings are for ease of reference only and shall not affect the interpretation of this Agreement;

(f)	references to a document in the “agreed form” are references to a document the form of which has been or may from time to time be agreed among all parties hereto; and

(g)

the terms “tax” and “taxes” shall include all taxes, assessments, duties, tariffs, registration fees, and other governmental charges in the nature of taxes including all income, franchise, property, production, sales, use, payroll, license, windfall profits, value added, severance, withholding, excise, gross receipts and other taxes, as well as any interest, additions or penalties relating thereto and any interest in respect of such additions of penalties.

1.3

The recitals, the Schedules and the Exhibits form parts of this Agreement and shall have the same force and effect as if expressly set out in the body of this Agreement and any reference to this Agreement shall include the Recitals, the Schedules and the Exhibits.

1.4	All references to dates and time are, unless the context requires otherwise, to Hong Kong time.

2.	CONDITIONS PRECEDENT

2.1

The obligations of each Investor to purchase its portion of the Subscription Shares and pay its portion of the Subscription Price on the Completion Date in accordance with Clause 3 hereof shall be conditional on the fulfilment of all of the following Conditions (subject to any waiver in written form by such Investor in its absolute discretion of any or all of the Conditions, provided that each Investor may waive any Condition only with respect to itself):

(a)

the Written Resolutions having been duly approved and passed by the shareholders and the board of directors of the Company and remaining valid and effective as at the Completion, and the Restated M&A, in the form attached hereto as Exhibit E, having been adopted accordingly;

(b)

the issue and allotment of the Subscription Shares to the Investors pursuant to the terms of this Agreement, the execution of the Transaction Documents to which it is a party, and the performance of its obligations hereunder and thereunder having been duly approved by the shareholders and directors of the Company;

(c)

each of the Founder Holdcos, the PRC Companies and the HK Co having provided to the Investors true copies of the shareholders’ resolutions and/or the board resolutions (as required under laws of its jurisdiction) to approve the execution of the Transaction Documents to which it is a party, and the performance of its obligations hereunder and thereunder;

(d)	execution and delivery of the Shareholders’ Agreement in the form attached hereto as Exhibit F, by the parties to the Shareholders’ Agreement (other than the Investors);

(e)	all the Warranties remaining true and correct at all times as from the signing of this Agreement up to the Completion, as if they were made and repeated on and as of the Completion;

(f)	no Material Adverse Effect having occurred, and no event having occurred or arising, and no circumstance existing, that would reasonably be expected to result in a Material Adverse Effect;

(g)	no provision of any Applicable Laws shall prohibit the consummation of any transactions contemplated by the Transaction Documents;

(h)

all Consents of any competent governmental authority or of any other Person that are required for the entering into and performance of the Transaction Documents and the implementation of the transactions therein contemplated having been obtained and remaining valid and effective as at Completion;

(i)

each of the Key Employees having entered into an employment contract, a non-competition, non-solicitation, confidentiality, proprietary information and invention assignment agreement with the appropriate Group Company in substantially the form attached hereto as Exhibit G, Exhibit H-1 and Exhibit H-2;

(j)

each of the Company and the Founders having delivered to the Investors a certificate of compliance dated the Completion Date and signed by a director of the Company and the Founders certifying that (i) all of the conditions set forth in this Clause 2.1 have been fulfilled and stating that there having been no Material Adverse Effect since the Balance Sheet Date; (ii) all corporate and other proceedings on the part of the Warrantors in connection with the transactions to be completed at the Completion and all documents incident thereto, including without limitation written approval from the board of directors and all of the then current holders of equity interests of each Group Company, as applicable, with respect to this Agreement and the other Transaction Documents shall have been completed, and each Group Company shall have delivered to such Investor all such counterpart copies of such documents as such Investor may reasonably request; (iii) attaching thereto (aa) the Constitutional Documents of the Group Companies as then in effect, (bb) copies of all resolutions approved by the shareholders and boards of directors of each Group Company related to the transactions contemplated hereby, and (cc) copies of good standing certificate with respect to the Company from the applicable authority dated no more than thirty (30) days prior to the Completion, with respect to the Group Companies which are incorporated under the laws of the PRC, the business licenses of such entity;

(k)	the Company, SGH Limited and Hike have entered into the Share Repurchase Agreement and the shareholders resolutions of the Company shall been duly passed to approve the Repurchase;

(l)

the Founder(s) shall have signed and delivered share transfer agreements with Yang Haoyong (杨浩涌), pursuant to which Yang Haoyong (杨浩涌) agrees to transfer all of his equity interests of the Domestic Company to the Founder(s) (the “Onshore Transfer”), and the shareholders resolutions of the Domestic Company shall been duly passed to approve the Onshore Transfer;

(m)

The Company shall have received, (a) in respect of the Series B+ SSA, a waiver letter from the Subscribers (as defined in the Series B+ SSA), in which any and all indemnification of such Investors under the Series B+ SSA in connection with any breach by any of the Warrantors (as defined in the Series B+ SSA) of Section 6.17 thereunder shall unconditionally and irrevocably be waived and relinquished; (b) in respect of the GGV SSA, a waiver letter from the Subscribers (as defined in the GGV SSA), in which any and all indemnification of such Investors under the GGV SSA in connection with any breach by any of the Warrantors (as defined in the GGV SSA) of Section 6.26, 6.27, 6.28 and 6.29 thereunder shall unconditionally and irrevocably be waived and relinquished; and (c) in respect of the KKR SSA, a waiver letter from the Investor (as defined in the KKR SSA), in which any and all indemnification of such Investors under the KKR SSA in connection with any breach by any of the Warrantors (as defined in the KKR SSA) of Section 6.25, 6.26, 6.27, 6.28 and 6.31 thereunder shall unconditionally and irrevocably be waived and relinquished;

(n)

all corporate proceedings on the part of the Group Companies in connection with the transactions contemplated at the Completion having been taken to the reasonable satisfaction of the Investors, and the Investors having received all such counterpart originals or certified or other copies of such documents as it may reasonably request;

(o)

the Group Companies and the Founder Parties having performed and complied with all agreements, obligations and conditions contained in this Agreement and ancillary agreements that are required to be performed or complied with by them on or before the Completion; and

(p)	the Company and the Founder Parties having executed and delivered to the Investors the Share Restriction Agreements in the form attached hereto as Exhibit I.

2.2

In the event that any of the Conditions specified in Clause 2.1 has not been fulfilled (or, with respect to any Investor, waived by such Investor in writing) before the fifth (5th) Business Day after the signing of this Agreement (or such later date as the Company and the Investors may mutually agree in writing), the obligations of any of the Investors under this Agreement may be terminated by written notice by such Investor or the Company to other Parties, at such Party’s own election and discretion, after which this Agreement shall automatically be of no further force or effect only with respect to such Investor (in case terminated by such Investor) or with respect to all Parties (in case terminated by the Company).

2.3	Each of the Group Companies and the Founder Parties shall use its best endeavours to procure the fulfilment of the Conditions on or before the date set forth in Clause 2.2.

3.	AGREEMENT TO SUBSCRIBE FOR SHARES

3.1

As of the Completion, the Company shall have authorized (a) 800,000,000 shares with par value of US$0.0001 per share, among which, 43,868,754 shares shall be designated as Series E Shares, 8,411,895 shares shall be designated as Series D+ Shares, 45,613,502 shares shall be designated as Series D Shares, 29,167,458 shares shall be designated as Series C Shares, 33,367,574 shares shall be designated as Series B+ Shares, 30,162,301 shares shall be designated as Series B Shares, 22,973,381 shares shall be designated as Series A Shares, 50,408,381 shares shall be designated as Class B Ordinary Shares and the other 536,026,754 shares shall be designated as Class A Ordinary Shares; (b) the issuance, pursuant to the terms and conditions of this Agreement, of 43,868,754 Series E Shares having the rights, preferences, privileges and restrictions as set forth in the Restated M&A, which shall have been duly adopted by the Company as of the Completion and the Shareholders’ Agreement, and (c) reservation of at least 43,868,754 Class A Ordinary Shares for conversion of the Series E Shares.

3.2

At the Completion, each of the Investors shall, subject to the terms and conditions of this Agreement, pay its portion of the Subscription Price by wire transfer of immediately available funds in the aggregate amount as set forth on Schedule 1 hereto to the bank account designated by the Company.

3.3

At the Completion, the Company shall, subject to the terms and conditions of this Agreement, validly allot and issue the Subscription Shares to the Investors, free from all charges, liens, encumbrances, equities or other third party rights, claims or interests.

4.	COMPLETION

4.1

Upon fulfilment and satisfaction (or waiver according to Clause 2.2, if any) of the Conditions by the Group Companies and the Founder Parties, the Completion shall take place remotely via exchange of electronic documents and signatures on July 24, 2020 (the “Completion Date”), or at such other place and time as the Company and the Investors shall mutually agree in writing (the “Completion”).

4.2	At the Completion, each Investor shall, severally but not jointly:

(a)

pay to the Company that amount set forth opposite such Investor’s name on Schedule 1 by depositing such amount into the bank account designated by the Company on the Completion Date (for avoidance of doubt, the obligations of such Investor under Clause 4.2(a) shall be deemed satisfied by the delivery to the Company of a copy of the bank confirmation or MT-103 wiring instructions confirming the wiring of relevant portion of Subscription Price to the bank account designated by the Company); and

(b)	deliver or procure to be delivered to the Company a counterpart of the Transaction Documents duly executed by such Investor.

4.3	At the Completion, the Company shall deliver to each Investor:

(a)

the original, or a true and complete copy of, the board resolutions of the Company approving this Agreement and the other Transaction Documents to which the Company is a party, and the entry into and performance of each of such documents by the Company including the allotment and issue of the Subscription Shares in accordance with the terms of this Agreement and the issue and delivery of the share certificates to the Investors;

(b)	a true and complete copy of the Written Resolutions;

(c)	the certificate of compliance referred to in Clause 2.1(j) as of the Completion Date;

(d)

a true and complete copy (with the original to be delivered to the Investors as soon as possible after the Completion) of the share certificate issued in the name of such Investor for the Subscription Shares, duly signed and sealed for and on behalf of the Company;

(e)

a copy of the Register of Members of the Company as updated to reflect the Subscription Shares being purchased by such Investor and the Repurchase, and certified by the registered office provider or a director of the Company; and

(f)	all other documentation the delivery of which is made an express Condition pursuant to Clause 2.1.

5.	REPRESENTATIONS, WARRANTIES AND UNDERTAKINGS

5.1

Except as set forth in the Schedule of Exceptions, the Warrantors hereby jointly and severally represent, warrant and undertake to the Investors that each of the matters set out in Schedule 4 are as of the date hereof true, complete and correct and will be for all times after the date hereof and up to and including the Completion Date true, complete and correct.

5.2

Each of the Warranties is without prejudice to any other Warranty and, except where expressly stated otherwise, no provision contained in this Agreement shall govern or limit the extent or application of any other Warranty.

5.3

Each of the Warrantors undertakes to notify the Investors in writing within three (3) Business Days after any matter or event which becomes known to it prior to the Completion and which may render any Warranty to be or to have been untrue or inaccurate.

5.4

The rights and remedies of any Investor in respect of a breach of any Warranty shall not be affected by any due diligence review or investigation made by or on behalf of such Investor into the affairs of any Group Company.

5.5

Notwithstanding any rule of law or equity to the contrary, any release, waiver or compromise or any other arrangement of any kind whatsoever which the Investors may agree to or effect in relation to any of the Warrantors in connection with this Agreement, and in particular the Warranties, shall not affect the rights and remedies of the Investors with regards to any other Parties.

5.6

Each of the Parties hereby severally represents and warrants to the other Parties that it has full power and authority to enter into and perform this Agreement; this Agreement when executed and delivered by them shall constitute valid and legally binding obligations of such party enforceable in accordance with their respective terms.

5.7

Each of the Warrantors undertakes, in relation to any Warranty which refers to his/its knowledge or information, that he/it has, with respect to the subject matter of such Warranty, made such due inquiry and exercised such due diligence as a prudent business person would have made or exercised in the management of his/ its business affairs, including due inquiry of those officers and directors of such Person who would be reasonably expected to be aware of such knowledge or information.

5.8

Each of the Warrantors hereby jointly and severally undertakes to the Investors to perform and procure the performance of this Agreement, and undertakes to indemnify the Investors for any failure to perform this Agreement in accordance with Clause 7 of this Agreement.

6.	POST-COMPLETION COVENANTS

Each of the Warrantors hereby jointly and severally covenants to the Investors as is set forth in the remainder of this Clause 6.

6.1	Non-Compete

Each of the Founders acknowledges that the Investors agree to invest in the Company and become a Preferred Shareholder on the basis of continued and exclusive services of and full devotion and commitment by him to the Group Companies, and agrees that the Investors should have reasonable assurance of such basis of investment. Each of the Founders hereby undertakes to the Investors that neither he nor any of his Affiliates, nominees, trustees or the like directly or indirectly, will:

(a)

during the Relevant Period and for a period of two (2) years after expiration of the Relevant Period (together, the “Restriction Period”), participate in, assist, advise, consult, be concerned with, engaged or interested in, any business or entity in any manner, directly or indirectly, alone or in concert with others, which is in competition with the business carried on by any Group Company at any time during the Restriction Period;

(b)

during the Restriction Period, solicit in any manner any person who is or has been during the Restriction Period a customer or client of any Group Company for the purpose of offering to such person any goods or services similar to or competing with any of the businesses conducted by any Group Company at any time during the Restriction Period;

(c)	during the Restriction Period, solicit or entice away, or endeavour to solicit or entice away, any employee or officer of any Group Company; or

(d)

at any time disclose to any person, or use for any purpose, any information concerning the business, accounts, finance, transactions or intellectual property rights of any Group Company or any trade secrets or confidential information of or relating to any of the Group Companies.

Each undertaking in paragraphs (a), (b), (c), and (d) of this Clause 6.1 shall be treated as independent of the other undertakings so that, if any of them is held to be invalid or unenforceable for any reason, the remaining undertakings shall be valid to the extent that they are not affected.

Each of the Founders hereby expressly acknowledges and declares that he has duly considered the undertakings set out in this Clause 6.1 and considers that they are reasonable in the circumstances, and warrants and undertakes to each of the Investors that he shall not challenge or query the validity and enforceability of these undertakings.

For the purposes of this Clause 6.1, “Relevant Period” means, in relation to each Founder and/or his Affiliates, nominees, trustees or the like, the period during which he or any of his Affiliates, nominees, trustees or the like is a shareholder, director, employee and/or has any direct or indirect interest (legal or beneficial) in the capital of any of the Group Companies.

6.2	Tax Covenants

The Warrantors jointly and severally undertake to each of the Investors that:

(a)

Immediately after the Completion, the Company will not be a “Controlled Foreign Corporation” (“CFC”) as defined in the U.S. Internal Revenue Code of 1986, as amended (or any successor thereto) (the “Code”). The Company shall make due inquiry with its tax advisors on at least an annual basis regarding the Company’s status as a CFC and regarding whether any portion of the Company’s income is “subpart F income” (as defined in Section 952 of the Code) (“Subpart F Income”). Each Investor shall reasonably cooperate with the Company to provide information about such Investor and such Investor’s partners in order to enable the Company’s tax advisors to determine the status of such Investor and/or any of such Investor’s partners as a “United States Shareholder” within the meaning of Section 951(b) of the Code. No later than two (2) months following the end of each Company’s taxable year, the Company shall provide the following information to each of the Investors: (i) the Company’s capitalization table as of the end of the last day of such taxable year, and (ii) a report regarding the Company’s status as a CFC. In addition, the Company shall provide each Investor with access to such other Company information as may be necessary for such Investor to determine the Company’s status as a CFC and to determine whether such Investor or any of such Investor’s partners is required to report its pro rata portion of the Company’s Subpart F Income on its United States federal income tax return, or to allow such Investor or such Investor’s partners to otherwise comply with applicable United States federal income tax laws. For purposes of this Section 6.2(a) and Section 6.2(b), (i) the term “Investor’s partners” shall mean such Investor’s partners and/or members and any direct or indirect equity owners of such partners and/or members, and (ii) the “Company” shall mean the Company and any of its direct or indirect subsidiaries. In the event that the Company is determined by the Company’s tax advisors or by counsel or accountants for any Investor to be a CFC, the Company agrees to use commercially reasonable efforts to avoid generating Subpart F Income. In the event that the Company is determined by the Company’s tax advisors or by counsel or accountants for any Investor to be a CFC, the Company agrees to use commercially reasonable efforts to annually make dividend distributions to any Investor, to the extent permitted by law, in an amount equal to 50% of any income of the Company that would have been deemed distributed to any Investor pursuant to Section 951(a) of the Code had such Investor been a “United States person” as such term is defined in Section 7701(a)(30) of the Code.

(b)

The Company has never been, and, to the best of its knowledge after consultation with its tax advisors, will not be with respect to its taxable year during which the Completion occurs, a “passive foreign investment company” within the meaning of Section 1297 of the Code. The Company shall use its best efforts to avoid being a “passive foreign investment company” within the meaning of Section 1297 of the Code. In connection with a “Qualified Electing Fund” election made by any Investor or any of such Investor’s partners pursuant to Section 1295 of the Code or a “Protective Statement” filed by any Investor or any of such Investor’s partners pursuant to Treasury Regulation Section 1.1295-3, as amended (or any successor thereto), the Company shall provide annual financial information to such Investors in the form provided in Exhibit D hereto (or in such other form as may be required to reflect changes in applicable law) as soon as reasonably practicable following the end of each taxable year of the Company (but in no event later than 90 days following the end of each such taxable year), and shall provide such Investor with access to such other Company information as may be required for purposes of filing U.S. federal income tax returns of such Investor or such Investor’s partners in connection with any such Qualified Electing Fund election or Protective Statement. In the event that any Investor or any of such Investor’s partners who has made a “Qualified Electing Fund” election must include in its gross income for a particular taxable year its pro rata share of the Company’s earnings and profits pursuant to Section 1293 of the Code, the Company agrees to make a dividend distribution to such Investor (no later than 90 days following the end of the Company’s taxable year or, if later, 90 days after the Company is informed by such Investor that such Investor’s partner has been required to recognize such an income inclusion) in an amount equal to 50% of the amount that would be included by such Investor if such Investor was a “United States person” as such term is defined in Section 7701(a)(30) of the Code and had such Investor made a valid and timely “Qualified Electing Fund” election which was applicable to such taxable year.

(c)

The Company shall take such actions, including making an election to be treated as a corporation or refraining from making an election to be treated as a partnership, as may be required to ensure that at all times the Company is classified as a corporation for United States federal income tax purposes. The Company shall make due inquiry with its tax advisors (and shall cooperate with each Investor’s tax advisors with respect to such inquiry) on at least an annual basis regarding whether an Investor or any of such Investor’s partners are subject to the reporting requirements of either or both of Sections 6038 and 6038B of the Code (and the Company shall duly inform the Investors of the results of such determination), and in the event that any Investor or any of such Investor’s partners are determined by the Company’s tax advisors or any Investor’s tax advisors to be subject to the reporting requirements of either or both of Sections 6038 and 6038B, the Company agrees, upon a request from the relevant Investor, to provide such information to such Investor as may be necessary to fulfil such Investor’s or such Investor’s partner’s obligations thereunder.

6.3	Regulatory Filings

The Group Companies, the Founder Parties and the other direct or indirect holders or beneficial owners of Ordinary Shares (except for Lightspeed, GGV and GSR) shall duly complete all filings and registrations with the PRC authorities as required by Applicable Laws and regulations, including but not limited to the relevant filing and registrations with the Ministry of Commerce, the Ministry of Industry and Information Technology, the State Administration of Industry and Commerce, the SAFE, tax bureau, customs authority and the local counterpart of each of the aforementioned governmental authorities, in each case, as applicable.

6.4	Filing of Restated M&A

Within fifteen (15) days following the Completion, the Restated M&A together with the special or written shareholders resolutions on approving its adoption shall have been duly filed with the Registrar of Companies of the Cayman Islands.

6.5	Compliance

Each Group Company shall, and the Founder Parties shall cause each Group Company to, comply with all Applicable Laws in all material respects, including not limited to, applicable PRC laws relating to telecommunication business, software, transportation, intellectual property, anti-monopoly, financing, taxation, lease, employment and social welfare and benefits and SAFE No. 37 Notice. Without limiting the generality of the foregoing, as soon as practical after the Completion, each Group Company shall use its best efforts to obtain all licenses, consents, registrations and filings that are necessary to (i) own, lease, license, or use current or future properties and assets, and (ii) to conduct or perform its business in the manner as presently conducted and intended to be conducted. Without prejudicing the generality of the foregoing, after the Completion and upon the written request by the Investors, the relevant Group Company shall, and the Founder Parties shall cause such Group Company to, use reasonable best efforts to rectify any non-compliance with Applicable Laws.

6.6	Option to Purchase Equity Interest in the Domestic Company

Each of the Investors shall have an option, exercisable at its sole discretion by giving notice to the Company of its intention to so exercise at any time after the Completion, to designate an Affiliate which shall be a PRC resident (as defined in SAFE No. 37 Notice), to purchase certain equity interest of the Domestic Company from the then shareholders of the Domestic Company, and the Warrantors shall cause the then shareholders of the Domestic Company to transfer such equity interest of the Domestic Company to such Investor or its designated Affiliate, for an aggregate nominal consideration of RMB 1 or at other minimum prices to the extent permitted by Applicable Laws, so that such Investor or its Affiliate (as applicable) shall hold the same shareholding percentage in the Domestic Company as it does in the Company.

6.7	Availability of Class A Ordinary Shares.

The Company hereby covenants that at all times there shall be made available, free of any liens, for issuance and delivery upon conversion of the Subscription Shares such number of Class A Ordinary Shares or other shares in the share capital of the Company as are from time to time issuable upon conversion of the Subscription Shares from time to time, and will take all steps necessary to increase its authorized share capital to provide for sufficient number of Class A Ordinary Shares issuable upon conversion of the Subscription Shares.

6.8	Business of the Company and the HK Company.

The business of the Company shall be restricted to the holding of shares or equity interest in the HK Co. The business of the HK Co shall be restricted to the holding of shares or equity interest in the WFOEs.

6.9	Business of the PRC Companies.

Prior to entering into any new business other than those in the scope of the Business, each Group Companies shall use its reasonable commercial efforts and take all necessary actions to implement and carry out the new business plan as approved by the Board of Directors of the Company (including the approval of at least two-thirds (2/3) of all Preferred Directors), including, without limitation, hiring employees, renting office space, employing legal and technical consultants and undertaking other customary business activities. From the Completion and until the new business plan is duly amended in accordance with all necessary procedures, the business of the PRC Companies shall be limited to the Business.

6.10	Use of Investor’s Name or Logo.

Without the prior written consent of the relevant Investor, and whether or not such Investor is then a shareholder of the Company, none of the Group Companies, their shareholders (excluding such Investor), the Founders shall use, publish or reproduce the name of such Investor (or its Affiliates) or any similar names, trademarks or logos in any of their marketing, advertising or promotion materials or otherwise for any marketing, advertising or promotional purposes.

6.11	Compliance.

Each of the Warrantors jointly and severally represents that it shall not and shall not permit any of its subsidiaries or Affiliates or any of its or their respective directors, officers, managers, employees, independent contractors, representatives or agents to promise, authorize or make any payment to, or otherwise contribute any item of value, including the proceeds of the transactions under this Agreement, directly or indirectly, to any third party, including any Non-U.S. Official, in each case, in violation of the FCPA, the U.K. Bribery Act, or any other Anti-Corruption Laws, Anti-Money Laundering Laws or Sanctions and will not transfer any such proceeds to or for the benefit of any Sanctioned Person or otherwise in violation of Sanctions. Each of the Founder Parties and the Group Companies further represents that it shall, and shall cause each of its subsidiaries and Affiliates to cease all of its or their respective activities, as well as remediate any actions taken by the Group Companies, its subsidiaries or Affiliates, or any of their respective directors, officers, managers, employees, independent contractors, representatives or agents in violation of the FCPA, the U.K. Bribery Act, or any other Anti-Corruption Laws, Anti-Money Laundering Laws or Sanctions, or any Export Control Laws. Each of the Founder Parties and the Group Companies further represents that it shall and shall cause each of its subsidiaries and Affiliates to maintain systems of internal controls (including, but not limited to, accounting systems, purchasing systems and billing systems) to ensure compliance with the FCPA, the U.K. Bribery Act, or any other applicable anti-bribery or anti-corruption law, and any Export Control Laws.

6.12	Permit and License.

To the extent permitted by the Applicable Laws, each of the Group Companies and the Founder Parties shall procure each of the Group Companies to, use its best efforts to obtain and maintain in a timely manner all requisite consents and permits for conducting the ordinary course of business or any business to carry out in the future in compliance with all Applicable Laws.

6.13	Exclusivity.

From the date of this Agreement to the Completion, without the consent of the Investors, the Group Companies and the Founder Parties shall not (i) discuss the sale of any securities of any Group Company with any third party, or (ii) provide any information with respect to any Group Company to any third party in connection with a potential investment by such third party in any securities of any Group Company, or (iii) close any financing transaction of any securities of any Group Company with any third party.

6.14 Employee Matters.

The PRC Companies shall use its commercially reasonable efforts to comply with all applicable PRC labour laws and regulations in all material respects, including without limitation, laws and regulations pertaining to welfare funds, social benefits, medical benefits, insurance, retirement benefits, and pensions.

The PRC Companies shall use their commercially reasonable efforts to comply with all applicable PRC education laws and regulations in all material respects, including without limitation, laws and regulations pertaining to the teaching and online education for children and teenagers aged 3-12. The PRC Companies shall use their commercially reasonable efforts to hire employees who have the qualification for the teaching and educations with respect to children and teenagers aged 3-12.

6.15	Tax Matters.

The PRC Companies shall comply with all applicable PRC tax laws and regulations in all material respects, including without limitation, laws and regulations pertaining to income tax, value added tax and business tax.

6.16	Tax Basis in Relation to an Indirect Transfer.

Within one hundred and eighty (180) days following the Completion, all of the Subscription Price shall have been injected into the WFOEs as the registered capital of the WFOEs with copies of documents evidencing the same provided to the Investors (such injected amount, the “WFOEs Capital Injection Amount”). Each of the Warrantors, jointly and severally, agrees that (i) in the event of a subsequent sale of Shares in the Company by any Investor, it shall ensure that such Investor is entitled to apply all Subscription Price paid by such Investor to its indirect basis in the equity (or equity cost) of the WFOEs with respect to any tax filing, tax position and other communication with the relevant PRC tax authorities for purposes of determining any income tax, capital gains tax, withholding tax and any late payment interest and/or penalties derived thereto, or any other tax calculated with reference to gains made through the subscription, purchase and sale of the Company’s Shares, and (ii) it shall use its commercially reasonable efforts to not take any position that is inconsistent with (or would otherwise adversely impact the credibility of) clause (i) above in its filings or other communications with the relevant PRC tax authorities. Notwithstanding anything to the contrary herein, the Warrantors shall indemnify each Investor against all Indemnifiable Losses, in connection with such Investor’s sale of its shares, levied on such Investor by the relevant PRC tax authorities as the result of the tax base for such Shares determined by the relevant PRC tax authorities being less than all Subscription Price paid by such Investor for such Shares.

6.17	Employment Agreement and Confidentiality, Non-Competition and Intellectual Property Rights Agreements.

The Group Companies shall cause the Founder and each of their respective current and future employees to enter into an employment agreement in form and substance satisfactory to the Board (including the affirmative votes of at least two-thirds (2/3) of the directors appointed by the holders of the Preferred Shares). The Group Companies shall cause the Founder and each of their respective current and future employees and consultants to enter into a confidentiality, non-competition and proprietary information and inventions agreement in form and substance satisfactory to the Board (including the affirmative votes of at least two-thirds (2/3) of the directors appointed by the holders of the Preferred Shares).

6.18	Lease.

As soon as practicable after the Completion, the Warrantors shall cause the PRC Companies to register their leases with competent local housing authorities to file such records so that the leases of the PRC Companies are properly filed and registered in compliance with relevant PRC Laws.

6.19	Intellectual Property.

The Group Companies shall establish and maintain appropriate intellectual property protection systems to protect the intellectual property of the Group Companies. Without limiting the generality of the foregoing sentence, the Group Companies shall, and other Warrantors shall cause the Group Companies, to complete the registration of the trademarks, patents, copyrights, domain names and other intellectual property related to the operation of the Business of the Group Companies as soon as practicable. The Group Companies shall, and the Founders shall cause the Group Companies to, fully comply with the laws and regulations in respect of the protection of the intellectual property and refrain from infringing any intellectual property of any third party.

6.20	WFOEs’ Registered Capital

As soon as practicable after the Completion, the Founders and the Group Companies shall procure the registered capital of the WFOEs to be fully paid in accordance with the charter documents of the WFOEs and Applicable Laws and regulations.

6.21	Transfer of Assets.

(a)

Transfer of Intellectual Property and Business Contracts. When and as advised by the underwriter of the Company prior to its initial public offering, (i) the intellectual property and the business contracts of the Domestic Company shall, to the maximum extent permitted by applicable laws, be transferred to the WFOEs; (ii) to the maximum extent permitted by Applicable Laws, any future intellectual property of the Group Companies shall be owned in the WFOEs’ name and any future business contract shall be entered into by the WFOEs; and (iii) the WFOEs shall be primarily responsible for the research and development of technology related to the Business.

(b)

Transfer of Employees. Within twelve (12) months following the Completion or any later time as agreed by the Investors, to the maximum extent permitted by Applicable Laws, the employment relationship of the Key Employees, as requested by the Investors, shall have been transferred to the WFOEs.

6.22	SAFE Amendment Registration.

If and to the extent required by Applicable Law, the Founder Parties shall, with respect to both of the Ordinary Shares and Preferred Shares held by them, and the Warrantors shall cause each of the other direct and indirect holders or beneficial owners of the Ordinary Shares (except for direct or indirect holders of Lightspeed, GGV and GSR) to amend and update each of their registrations with SAFE in respect of the financing of the Company contemplated hereunder, and shall deliver to the Investors and its counsel satisfactory evidence for completion of such amendment registration.

6.23	Covenants between Signing and Completion.

(a)

Between the date hereof and the Completion, except as the Investors otherwise agree in writing or for the transactions contemplated under the Transaction Documents, each of the Group Companies shall (i) conduct its business in the ordinary course consistent with past practice, as a going concern and in compliance with all Applicable Laws, (ii) pay or perform its debts, Taxes, and other obligations when due, (iii) maintain its assets in a condition comparable to their current condition, reasonable wear, tear and depreciation excepted, (iv) use reasonable best efforts to preserve intact its current business organizations and keep available the services of its current officers and employees and preserve its relationships with customers, suppliers and others having business dealings with it, (v) otherwise periodically report to the Investors concerning the status of its business, operations and finance, and (vi) take all actions reasonably necessary, to consummate the transactions contemplated by this Agreement promptly, including the taking of all reasonable acts necessary to cause all of the conditions precedent of the Investors to be satisfied.

(b)

From the date hereof until the Completion, (i) the Company shall promptly notify the Investors in writing of any Action commenced or threatened against any Group Company, (ii) each Party hereto shall promptly notify the other Parties of any breach, violation or non-compliance by of any representation, warranty or covenant made by such Party hereunder, and (iii) each Party will promptly provide the other Parties with copies of all correspondence and inquiries to and from, and all filings made with, any governmental authority with respect to the transactions contemplated hereby.

6.24	Negative Covenants between Signing and Completion.

Between the date hereof and the Completion, except as the Investors otherwise agree in writing or for the transactions contemplated under the Transaction Documents, none of the Group Companies shall (and the Warrantors shall not permit any of the Group Companies to) (a) take any action that would make any Warranty inaccurate at the Completion, (b) waive, release or assign any material right or claim, (c) take any action that would reasonably be expected to materially impair the value of the Group Companies, (d) sell, purchase, assign, lease, transfer, pledge, encumber or otherwise dispose of any material asset, (e) issue, sell, or grant any Share unless otherwise pursuant to the Transaction Documents, (f) declare, issue, make, or pay any dividend or other distribution with respect to any Share, (g) incur any indebtedness for borrowed money or capital lease commitments or assume or guarantee any indebtedness of any Person, (h) enter into any contract or other transaction with any related party unless otherwise pursuant to the Transaction Documents, (i) make or permit any amendment to or effect any termination of any Group Company Contract, enter into any new contract that would have been a Material Contract if in effect on the date hereof, or make any amendment to or waiver under any Constitutional Document; (j) make or permit any change in any compensation arrangement or contract with any Key Employee, or adoption of any new ESOP, or made any change in any existing ESOP; (k) make or permit any change in accounting methods or practices or any revaluation of any of its assets; or (l) authorize, approve or agree to any of the foregoing. If at any time before the Completion, any of the Warrantors comes to know of any material fact or event which:

(a)	is in any way materially inconsistent with any of the Warranties given by each Warrantor, subject to any qualification by the Schedule of Exceptions,

(b)	suggests that any material fact warranted may not be as warranted or may be materially misleading, or

(c)

might affect the willingness of a reasonable investor in making a prudent decision to purchase the Subscription Shares or the amount of consideration which such Investor would be prepared to pay for the Subscription Shares, such Warrantor shall give immediate written notice thereof to the Investors in which event the Investors may within fifteen (15) Business Days of receiving such notice terminate this Agreement by written notice without any penalty whatsoever and without prejudice to any rights that the Investors may have under this Agreement or Applicable Law, provided, that, if (i) the event described in (a), (b) or (c) above would not, result or reasonably be expected to result, in a Material Adverse Effect, and (ii) in each case such event is, and is so cured within thirty (30) days thereof, then this Agreement may not be terminated under this Clause 6.24. If this Agreement is terminated in the event of (a) or (b) above, or in the event of (c) above when such fact or event is caused by the Company, solely in the event of fraud or gross negligence by any Warrantor, each Warrantor shall jointly and severally indemnify the Investors against all costs, charges and expenses incurred by it in connection with the negotiation, preparation and termination of this Agreement and other Transaction Documents.

6.25	Tax under Announcement 7.

Venus Mission Limited shall, and Warrantors shall procure Venus Mission Limited to, perform the tax duties in connection with the sale of shares of the Company to Kun Yu Holding Limited according to the requirements of the Announcement of the State Administration of Taxation on Several Issues Concerning the Enterprise Income Tax on Indirect Property Transfer by Non-Resident Enterprises (“Circular No. 7”), including (a) the completion of the tax filing pursuant to Circular No. 7 as soon as practicably possible but no later than December 31, 2020, and (b) the completion of the payment of the applicable taxes pursuant to Circular No. 7 as soon as practicably possible.

6.26	Onshore Transfer

As soon as practicable after the Completion but no later than two (2) months after the Completion, the Domestic Company shall, and the other Warrantors shall cause the Domestic Company to duly register with the State Administration for Industry and Commerce of the Onshore Transfer.

6.27	Registration of Equity Pledge

As soon as practicable after the Completion but no later than three (3) months after the Completion, the Domestic Company shall, and the other Warrantors shall cause the Domestic Company to duly register with the State Administration for Industry and Commerce of the equity pledge contemplated under the relevant Equity Pledge Agreements (股权质押协议) in the Restructuring Documents.

6.28

Sanctioned Persons. The Company represents and warrants to the Investors that: (i) neither it nor any of its Relevant Persons is a Sanctioned Person nor acting for or on behalf of any Sanctioned Person, and (ii) no Group Company nor any of its Relevant Persons is a Sanctioned Person or acting for or on behalf of any Sanctioned Person.

6.29

Compliance Audit or Inquiry. The Company agrees to cooperate with any compliance audit or inquiry by any Investor and/or its professional advisors related to a violation or potential violation of Anti-Corruption Laws, Anti-Money Laundering Laws, Export Control Laws or Sanctions, and to implement any remediation measures reasonably requested by such Investor and/or its professional advisors in response to the same.

6.30

ICP Filling. As soon as practicable and within six (6) months after the Completion, the Warrantors shall procure the Domestic Company to complete the fillings of Internet Content Provider License with competent Governmental Authorities with respect to the change of share capital of the Domestic Company after Yang Haoyong (杨浩涌) transferring all of his equity interests of the Domestic Company to the Founder(s).

6.31

Compliance Program. Company shall, and shall procure that each Group Company shall, adopt compliance policies, procedures and related training programs (the “Compliance Program”), as soon as practicable and in any event within six months after the Completion and in consultation with KKR and/or its counsel, reasonably adequate and designed to detect, prevent and deter violations of applicable (i) Anti-Corruption Laws, (ii) Sanctions, (iii) export controls, (iv) Anti-Money Laundering Laws, and (v) Export Control Laws. The Company shall not subsequently amend any element of the Compliance Program without KKR’s prior written consent and undertake to inform KKR immediately of any potential non-compliance of the Compliance Program. KKR shall be issued by the Company a certificate on a quarterly basis acknowledging on a quarterly basis and in a form and substance agreeable to KKR, the Company’s ongoing understanding of their compliance obligations under this Agreement and the Shareholders’ Agreement.

7.	INDEMNITIES

7.1

The Warrantors hereof jointly and severally undertake to fully indemnify the Investors, its Affiliates, directors, officers, employees, limited partners, members, stockholders, attorneys (including, without limitation, those retained in connection with the transactions contemplated herein), agents and representatives (each an “Indemnitee” and collectively, the “Indemnitees”), and to keep each such Indemnitee harmless from and against all direct losses, liabilities, costs and damages (including without limitation legal costs) (the “Indemnifiable Losses”) which may be suffered or incurred by any of them in connection with, arising out of or as a result of any of the following:

(a)

any of the Warranties (including but not limited to warranties regarding tax and incorporation matters) not being true, correct or accurate in all respects or not being fully complied with at all times;

(b)	any breach or violation of any covenant or agreement contained herein or any of the Transaction Documents; and

(c)	any of the Covenants in Clause 6 and any other undertakings or obligations in this Agreement not being fully performed or fully complied with at all times.

7.2

Notwithstanding the foregoing, the Warrantor shall, jointly and severally, indemnify and keep indemnified the Indemnitees at all times and hold them harmless against any and all Indemnifiable Losses resulting from, or arising out of, or due to, directly or indirectly, (x) any claim for tax which has been made or may hereafter be made against the Domestic Company and any other Group Company wholly or partly in respect of or in consequence of any event occurring or any income, profits or gains earned, accrued or received by the Domestic Company and any Group Company on or before the Completion, (y) all liability for any taxes of any other person imposed by any governmental authority on any Group Company as a transferee, successor, withholding agent, or accomplice in connection with an event or transaction occurring before the Completion, and (z) all liability for taxes attributable to any misrepresentation or breach of warranty made in Clause 18 of Schedule 4 of this Agreement, and any reasonable costs, fees or expenses incurred and other liabilities which the Domestic Company and any Group Company may properly incur in connection with the investigation, assessment or the contesting of any claim, the settlement of any claim for tax, any legal proceedings in which the Domestic Company claims in respect of the claim for tax and in which an arbitration award or judgment is given for the Domestic Company or other Group Company and the enforcement of any such arbitration award or judgment, whether or not such tax is chargeable against or attributable to any other person (“Tax Indemnifiable Loss”), provided, however, that the Warrantors shall be under no liability for any tax matters, if any:

(a)

to the extent that such Tax Indemnifiable Loss is promptly cured within thirty (30) days after the occurrence of such Tax Indemnifiable Loss without recourse to cash or other assets of any Group Company;

(b)	to the extent that such Tax Indemnifiable Loss has been clearly disclosed in the Financial Statements (as defined in Schedule 4);

(c)	if it has arisen in and relates to the ordinary course of business of a Group Company since the Balance Sheet Date, subject to compliance with Applicable Law;

(d)

to the extent that the liability arises as a result only of a provision or reserve in respect of the liability made in the Financial Statements being insufficient by reason of any increase in rates of tax announced after the Completion with retrospective effect; or

(e)	to the extent that the liability arises as a result of legislation which comes into force after the Completion and which is retrospective in effect.

7.3

Notwithstanding anything contained in the Schedule of Exceptions, each of the Group Companies shall jointly and severally indemnify at all times and hold harmless each Indemnitee from and against any Indemnifiable Loss directly or indirectly, as a result of, or based upon or arising from (i) the non-payment or underpayment of social insurance or housing fund contributions, (ii) any dispute or infringement claim in connection with violation of any of the Proprietary Assets of any other person or entity before the Completion, and (iii) any Action, suit, arbitration or other court proceeding, pending or threatened, due to the non-compliance with any Applicable Laws or Group Company Contracts existing prior to the Completion, in each case, even if the liability is actually incurred after the Completion or the liability has been disclosed to the Investors.

7.4

If any Indemnitee believes that it has a claim that may give rise to an obligation of any Warrantor pursuant to this Clause 7, it shall give prompt notice thereof to the Warrantors stating specifically the basis on which such claim is being made, the material facts related thereto, and the amount of the claim asserted. Any dispute related to this Clause 7 shall be resolved pursuant to Clause 17.

7.5

For the avoidance of doubt, each of the Warrantors hereby agrees and covenants that he/it will do all such things and undertake all such actions, including without limitation, any applications to and registrations with the governmental authorities and any other protective measures reasonably requested by the Investors, to ensure that the agreement of the parties with respect to joint and several liability of the Warrantors under the Transaction Documents is given full force and effect.

7.6

Notwithstanding the above provisions, absent fraud or any wilful misconduct on the part of any Warrantor, none of the Warrantors shall have any liability under the warranties and representations to the extent that any individual claim against any of them in respect thereof does not exceed US$10,000 (in respect of the Group Companies) or US$20,000 (in respect of the Founder Parties). For the avoidance of doubt, if the total amount of the Indemnifiable Loss exceeds US$10,000 (in respect of the Group Companies) or US$20,000 (in respect of the Founder Parties), the Warrantors shall be liable for the full amount of Indemnifiable Loss. Notwithstanding any other provision contained herein, absent fraud or wilful misconduct by any of the Founder Parties, the maximum liability of the Founder Parties shall be limited to one hundred percent (100%) of the shares directly or indirectly held by the Founder Parties in the Company. Absent fraud or wilful misconduct on the part of any Warrantor, the Indemnitees shall not be entitled to make any claim against the Founder Parties unless written notice thereof has been given to each of the Founder Parties (a) with respect to claims made pursuant to Section 7.2 hereof, within five (5) years from the date of Completion, and (b) with respect to all other claims, within two (2) years from the date of Completion.

7.7

This Clause 7 shall not be deemed to preclude or otherwise limit in any way the exercise of any other rights or pursuit of equitable remedies (including but not limited to injunctive relief and/or specific performance) for the breach of this Agreement or with respect to any misrepresentation.

7.8	The Warrantors’ obligations under this Clause 7 shall survive the Completion.

8.	PROCEEDS OF SUBSCRIPTION

8.1

The parties acknowledge and agree that the proceeds of the subscription for the Series E Shares under this Agreement shall be used, in accordance with the directions of the Company’s Board of Directors, as it shall be constituted in accordance with the Shareholders’ Agreement, to fund the WFOEs’ register capital and for the capital expenditures, equipment purchase, hiring, research and development and general working capital of the Group Companies, in particular for the expansion of the existing lines of business.

9.	SEVERABILITY AND SURVIVAL

9.1

If at any time any one or more provisions hereof is or becomes invalid, illegal, unenforceable or incapable of performance in any respect, the validity, legality, enforceability or performance of the remaining provisions hereof shall not thereby in any way be affected or impaired.

9.2	The obligations of the Group Companies and the Founder Parties shall survive the Completion.

10.	ENTIRE AGREEMENT

This Agreement constitutes the entire agreement and understanding between the parties in connection with the subject matter of this Agreement and supersedes all previous term sheets, proposals, representations, warranties, agreements or undertakings relating thereto whether oral, written or otherwise and no party has relied or is entitled to rely on any such term sheets, proposals, representations, warranties, agreements or undertakings.

11.	TIME OF ESSENCE AND REMEDIES AND WAIVERS

11.1	Time shall be of the essence under this Agreement.

11.2	No delay or omission by any party in exercising any right, power or remedy provided by law or under this Agreement shall:

(a)	affect that right, power or remedy; or

(b)	operate as a waiver of it.

11.3

The single or partial exercise of any right, power or remedy provided by law or under this Agreement shall not preclude any other or further exercise of it or the exercise of any other right, power or remedy.

11.4	The rights, powers and remedies provided in this Agreement are cumulative and not exclusive of any rights, powers and remedies provided by law.

11.5

It is agreed and understood that monetary damages would not adequately compensate an injured party for the breach of this Agreement by any other party, that this Agreement shall be specifically enforceable, and that any breach or threatened breach of this Agreement shall be the proper subject of a temporary or permanent injunction or restraining order. Further, each party hereto waives any claim or defense that there is an adequate remedy at law for such breach or threatened breach.

12.	PUBLIC ANNOUNCEMENTS

12.1

The investment and subscription of the Subscription Shares by the Investors in the Company, including without limitation the existence of such investment and the terms and conditions of this Agreement, the term sheets preceding this Agreement and any other Transaction Documents shall be confidential information and shall not be disclosed by any Warrantor or any of their Affiliates to any person not being a party hereto except with the prior written consent of the Investors.

12.2

Notwithstanding Clause 12.1, each Warrantor may disclose the terms of the investment to its employees, investment bankers, lenders, accountants, attorneys, business partners, directors, shareholders, senior management and bona fide prospective investors, in each case only where such persons or entities are under appropriate non-disclosure obligations. For the avoidance of doubt, other than disclosures to the foregoing permitted persons, none of the Warrantors may disclose the investment amounts in relation to the Subscription Shares, the valuation of the Company, the rights and privileges of the Investors under this Agreement and the Shareholders’ Agreement and the share capital structure of the Company to any person except with the prior written consent of the Investors.

12.3

In the event that any Warrantor becomes legally compelled (including without limitation, pursuant to securities laws and regulations) to make disclosure not permitted under Clauses 12.1 and 12.2, such Warrantor (“Disclosing Party”) shall provide the other parties (“Non-Disclosing Parties”) with prompt written notice of that fact so that the appropriate party may seek (with the cooperation and reasonable efforts of the other parties) a protective order, confidential treatment or other appropriate remedies. In such event, the Disclosing Party shall furnish only that portion of the information which is legally required and shall exercise reasonable efforts to obtain reliable assurance that confidential treatment will be accorded to such information to the extent reasonably requested by any Non-Disclosing Party.

13.	ASSIGNMENT AND COUNTERPARTS

13.1	This Agreement shall be binding on and inure to the benefit of the parties hereto and their respective assigns and successors.

13.2

Each Investor may assign and transfer, to its Affiliates, any of its rights, benefits and obligations in this Agreement including without limitation the benefit of any representations, warranties and undertakings contained herein. Save as aforesaid, no party hereto may assign or transfer any of his or its rights or obligations under this Agreement.

13.3

This Agreement may be entered into by any party by executing a counterpart hereof and may be delivered by electronic PDF or facsimile transmission, all of which shall be considered one and the same agreement and each of which shall be deemed an original.

14.	NOTICES AND OTHER COMMUNICATION

14.1

All notices and other communications given or made pursuant to this Agreement shall be in writing and shall be deemed effectively given: (a) upon personal delivery to the party to be notified, (b) when sent by confirmed electronic mail or facsimile if sent during normal business hours of the recipient, and if not so confirmed, then on the next business day, (c) five (5) days after having been sent by registered or certified mail, return receipt requested, postage prepaid, or (d) one (1) day after deposit with a nationally recognized overnight courier, specifying next day delivery, with written verification of receipt. All communications shall be sent to the respective parties at their address, or to such email address, facsimile number or address as set forth on Schedule 5 hereto or as subsequently modified by written notice given in accordance with this Clause 14.1.

15.	FURTHER ASSURANCE

Each of the parties shall at its (as the case may be) own costs, from time to time upon request, do or procure the doing of all acts and/or execute or procure the execution of all documents in a form satisfactory to the other parties which the other parties may reasonably request for giving full effect to this Agreement and securing to the other parties the full benefit of the rights, powers and remedies conferred upon the other parties in this Agreement.

16.	COSTS AND EXPENSES

16.1

Each Party shall pay all of its own costs and expenses incurred in connection with the negotiation, preparation, execution, delivery and performance of this Agreement and other Transaction Documents and the transactions contemplated hereby and thereby.

17.	GOVERNING LAW AND JURISDICTION

17.1	This Agreement shall be governed by and its provisions construed and enforced in accordance with the laws of Hong Kong without regard to the conflict of laws principles thereof.

17.2

Any dispute, controversy or claim arising out of or relating to this Agreement, or the interpretation, breach, termination or validity hereof, shall first be subject to resolution through consultation of the parties to such dispute, controversy or claim. Such consultation shall begin within seven (7) days after one Party hereto has delivered to the other Parties involved a written request for such consultation. If within thirty (30) days following the commencement of such consultation the dispute cannot be resolved, the dispute shall be submitted to arbitration upon the request of any Party with notice to the other Parties.

17.3

The arbitration shall be conducted in Hong Kong under the auspices of the Hong Kong International Arbitration Centre (the “HKIAC”). There shall be three (3) arbitrators. The complainant and the respondent to such dispute shall each select one (1) arbitrator within thirty (30) days after giving or receiving the demand for arbitration. Such arbitrators shall be freely selected, and the Parties shall not be limited in their selection to any prescribed list. The Chairman of the HKIAC shall select the third arbitrator. If either party to the arbitration does not appoint an arbitrator who has consented to participate within thirty (30) days after selection of the first arbitrator, the relevant appointment shall be made by the Chairman of the HKIAC.

17.4

The arbitration proceedings shall be conducted in Hong Kong in English. The arbitration tribunal shall apply the Arbitration Rules of the HKIAC in effect at the time of the arbitration. However, if such rules are in conflict with the provisions of this Clause 17, including the provisions concerning the appointment of arbitrators, the provisions of this Clause 17 shall prevail.

17.5

Each Party hereto shall cooperate with any party to the dispute in making full disclosure of and providing complete access to all information and documents requested by such party in connection with such arbitration proceedings, subject only to any confidentiality obligations binding on the Party receiving the request.

17.6	The award of the arbitration tribunal shall be final and binding upon the disputing parties, and any party to the dispute may apply to a court of competent jurisdiction for enforcement of such award.

17.7	Any party to the dispute shall be entitled to seek preliminary injunctive relief, if possible, from any court of competent jurisdiction pending the constitution of the arbitral tribunal.

18.	FINDER’S FEES

Except as disclosed in the Schedule of Exceptions, each party (a) represents and warrants to the other parties hereto that it has retained no finder or broker in connection with the transactions contemplated by this Agreement, and (b) hereby agrees to indemnify and to hold harmless the other party hereto from and against any liability for any commission or compensation in the nature of a finder’s fee of any broker or other person or firm (and the costs and expenses of defending against such liability or asserted liability) for which the indemnifying party or any of its employees or representatives are responsible.

19.	FORCE MAJEURE

In the event of earthquakes, typhoon, flood, war or other events (the “Event of Force Majeure”), the consequences of which are beyond the parties’ control, prevention or avoidance and which directly affects the performance of this Agreement or hinders performance of its items, the party which is affected by it should immediately inform the other parties in writing, and within five (5) days shall provide details of the event and valid documentary evidence supporting the reasons for which matters agreed in this Agreement cannot be performed in whole or in part or for which performance will be delayed. Such documents must be issued by the notary public office in the place where the said event has occurred. Notwithstanding the foregoing, the Party affected by the Event of Force Majeure shall (i) use all reasonable efforts to remedy the situation and minimize or remove the effects of Event of Force Majeure so far as possible and, subject thereto, comply with its obligations hereunder; (ii) within the shortest time practicable, attempt to resume performance of the obligations suspended by Event of Force Majeure.

20.	NO RECOURSE

Notwithstanding anything that may be expressed or implied in this Agreement, no recourse under this Agreement shall be had against any current or future Affiliate of KKR, any current or future direct or indirect shareholder, member, general or limited partner, controlling person or other beneficial owner (as applicable) of KKR or any of their respective Affiliates, representatives or successors and assigns of each of the foregoing (collectively, “Non-Liable KKR Persons”), whether by the enforcement of any assessment or by any legal or equitable proceeding, or by virtue of any statute, regulation or other applicable law, it being expressly agreed and acknowledged that no personal liability whatsoever shall attach to, be imposed on or otherwise be incurred by any Non-Liable KKR Person for any obligation of KKR under this Agreement or for any claim based on, in respect of or by reason of such obligations or their creation. Each Non-Liable KKR Person shall be an express third party beneficiary of, and entitled to directly enforce, this Clause 20.

21.	LIABILITYOF INVESTORS

Notwithstanding anything to the contrary herein, the obligations of the Investors in this Agreement shall be several and not joint.

22.	SEQUOIA ENTITIES

The parties hereto acknowledge and agree that (a) the name “Sequoia Capital” is commonly used to describe a variety of entities (collectively, the “Sequoia Entities”) that are affiliated by ownership or operational relationship and engaged in a broad range of activities related to investing and securities trading and (b) notwithstanding any other provision of this Agreement to the contrary, this Agreement shall not be binding on, or restrict the activities of, any (i) Sequoia Entity outside of the Sequoia China Sector Group, (ii) entity primarily engaged in investment and trading in the secondary securities market; (iii) the ultimate beneficial owner of an Sequoia Entity (or its general partner or ultimate general partner) who is a natural Person, and such Person’s relatives (including but without limitation, such Person’s spouse, parents, children, siblings, mother-in-law and father-in-law and brothers and sisters-in-law), (iv) any officer, director or employee of a Sequoia Entity (or its general partner or ultimate general partner) and such Person’s relatives, and (v) for the avoidance of doubt, any portfolio companies of any Sequoia Entity and portfolio companies of any affiliated investment fund or investment vehicle of any Sequoia Entity. For purposes of the foregoing, the “Sequoia China Sector Group” means all Sequoia Entities (whether currently existing or formed in the future) that are principally focused on companies located in, or with connections to, the People’s Republic of China that are exclusively managed by Sequoia Capital.

23.	RESTRICTION ON THE USE OF “SEQUOIA” AND CONFIDENTIALITY

Without the written consent of Sequoia, the Company, its shareholders (excluding Sequoia) and the Founder, shall not use the name or brand of Sequoia or its Affiliate, claim itself as a partner of Sequoia or its Affiliate, make any similar representations. Without the written approval of Sequoia, the Company, its shareholders (excluding Sequoia) and the Founder, shall not make or cause to be made, any press release, public announcement or other disclosure to any third party in respect of this Agreement or Sequoia’s subscription of share interest of the Company.

– EXECUTION PAGES FOLLOW –

IN WITNESS WHEREOF, the parties have executed this Share Subscription Agreement as of the date first written above.

COMPANY:	Spark Education Limited

	By:	/s/ Luo Jian
Name: Luo Jian (罗剑)
Title: Director

HK CO:	Spark Education (HongKong) Limited

	By:	/s/ Luo Jian
Name: Luo Jian (罗剑)
Title: Director

BEIJING WFOE:	Beijing Spark Education and Technology Co., Ltd. (北京火花思维教育科技有限公司)

	By:	/s/ Luo Jian
Name: Luo Jian (罗剑)
Title: Legal Representative

Affix Seal:

TIANJIN WFOE:	Tianjin Spark Education and Technology Co., Ltd. (天津火花思维教育科技有限公司)

	By:	/s/ Ge Qing
Name: Ge Qing (葛青)
Title: Legal Representative

Affix Seal:

Signature Page to Share Subscription Agreement - Spark Education Limited

IN WITNESS WHEREOF, the parties have executed this Share Subscription Agreement as of the date first written above.

DOMESTIC COMPANY:	Beijing Xingengyuan Technology Ltd. (北京心更远科技发展有限公司)

	By:	/s/ Luo Jian
Name: Luo Jian (罗剑)
Title: Legal Representative

Affix Seal:

BEIJING CO:	Beijing Spark Juli Education Consulting Co., Ltd. (北京火花聚力教育咨询有限公司)

	By:	/s/ Wang Xiaonan
Name: Wang Xiaonan (王霄楠)
Title: Legal Representative

WUHAN CO:	Wuhan Spark Education Consulting Co., Ltd. (武汉火花思维教育咨询有限公司)

	By:	/s/ Luo Jian
Name: Luo Jian (罗剑)
Title: Legal Representative

Signature Page to Share Subscription Agreement - Spark Education Limited

IN WITNESS WHEREOF, the parties have executed this Share Subscription Agreement as of the date first written above.

Founder Parties:

Venus Mission Limited

By:	/s/ Luo Jian
Name: Luo Jian (罗剑)
Title: Director

Luo Jian (罗剑)
By:	/s/ Luo Jian

Fun Kingdom Limited

By:	/s/ Shan Zebing
Name: Shan Zebing (单泽兵)
Title: Director

Shan Zebing (单泽兵)

By:	/s/ Shan Zebing

Signature Page to Share Subscription Agreement - Spark Education Limited

IN WITNESS WHEREOF, the parties have executed this Share Subscription Agreement as of the date first written above.

INVESTOR:	ZETA ASIA HOLDINGS PTE. LTD.

	By:	/s/ Yan ChengKang
	Name:	Yan ChengKang
	Title:	Director

Signature Page to Share Subscription Agreement - Spark Education Limited

IN WITNESS WHEREOF, the parties have executed this Share Subscription Agreement as of the date first written above.

INVESTORS:	GGV VII Investments, L.L.C.
	By:	GGV Capital VII L.L.C., its Manager

	By:	/s/ Stephen Hyndman
	Name:	Stephen Hyndman
	Title:	Attorney in Fact

GGV VII Plus Investments, L.L.C.
	By:	GGV Capital VII Plus L.L.C., its Manager

	By:	/s/ Stephen Hyndman
	Name:	Stephen Hyndman
	Title:	Attorney in Fact

Signature Page to Share Subscription Agreement - Spark Education Limited

IN WITNESS WHEREOF, the parties have executed this Share Subscription Agreement as of the date first written above.

INVESTOR:	GSR VENTURES VI (SINGAPORE) PTE. LTD.

	By:	/s/ Xiaohu Zhu
	Title:	Authorized Signatory

GSR Chop. Notwithstanding any other provision in this Agreement, this Agreement shall not be effective unless and until GSR VENTURES VI (SINGAPORE) PTE. LTD. has affixed its chop on the appropriate signature page hereof.

Signature Page to Share Subscription Agreement - Spark Education Limited

IN WITNESS WHEREOF, the parties have executed this Share Subscription Agreement as of the date first written above.

INVESTOR:	GSR 2017 Opportunities (Singapore) Pte. Ltd.

	By:	/s/ Xiaohu Zhu
	Title:	Authorized Signatory

GSR CHOP. Notwithstanding any other provision in this Agreement, this Agreement shall not be effective unless and until GSR 2017 OPPORTUNITIES (SINGAPORE) PTE. LTD. has affixed its chop on the appropriate signature page hereof.

Signature Page to Share Subscription Agreement - Spark Education Limited

IN WITNESS WHEREOF, the parties have executed this Share Subscription Agreement as of the date first written above.

INVESTOR:

LFC Investment Hong Kong Limited

	By:	/s/ Duoduo Yi
Title: Authorized Signatory

Signature Page to Share Subscription Agreement - Spark Education Limited

IN WITNESS WHEREOF, the parties have executed this Share Subscription Agreement as of the date first written above.

INVESTOR:	SCC Venture VII Holdco, Ltd.

	By:	/s/ Ip Siu Wai Eva
Name: Ip Siu Wai Eva
Title: Authorized Signatory
Date:

Signature Page to Share Subscription Agreement - Spark Education Limited

IN WITNESS WHEREOF, the parties have executed this Share Subscription Agreement as of the date first written above.

INVESTORS:	IDG China Venture Capital Fund IV L.P.

By: IDG China Venture Capital Fund IV Associates L.P.,
Its General Partner

By: IDG China Venture Capital Fund GP IV Associates Ltd.,
Its General Partner

	By:	/s/ Chi Sing HO
Name: Chi Sing HO
Title: Authorized Signatory

IDG China IV Investors L.P.

By: IDG China Venture Capital Fund GP IV Associates Ltd.,
Its General Partner

	By:	/s/ Chi Sing HO
Name: Chi Sing HO
Title: Authorized Signatory

Signature Page to Share Subscription Agreement - Spark Education Limited